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Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Petro Stopping Centers, L.P.:

We consent to the use in this registration statement on Form S-1 of our report dated March 28, 2007, with respect to the consolidated balance sheets of Petro Stopping Centers, L.P. (a Delaware limited partnership) and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of earnings, changes in partners' capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2006, and financial statement schedule II, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Houston, Texas
June 28, 2007

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Consent of Independent Registered Public Accounting Firm